UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

HEELYS, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒	No fee required.
☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies:
	(2)	Aggregate number of securities to which transaction applies:
	(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
	(4)	Proposed maximum aggregate value of transaction:
	(5)	Total fee paid:
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

3200 Belmeade Drive, Suite 100
Carrollton, TX 75006
www.heelys.com

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 29, 2009

To the Stockholders of Heelys, Inc.:

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Heelys, Inc. will be held on Friday, May 29, 2009 at 10:00 a.m. Central Daylight Saving Time at the Crowne Plaza Hotel, 14315 Midway Road, Addison, Texas 75001, for the following purposes:

  1.
  To elect eight directors to hold office until the 2010 annual meeting of stockholders.

  2.
  To take action on any other business that may properly come before the meeting and any adjournment or postponement thereof.

        Only stockholders who owned our common stock at the close of business on April 15, 2009 can vote at this meeting or any adjournment or postponement that may take place.

        All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to mark, sign and return the enclosed proxy as promptly as possible in the postage-prepaid envelope for that purpose. If you later desire to revoke your proxy for any reason, you may do so in the manner provided in the attached proxy statement. Your stock will be voted in accordance with the instructions you have given. If no instruction is given, your shares will be voted "FOR" item 1 in the proxy.

By order of the Board of Directors,
Michael W. Hessong Interim Chief Executive Officer
Carrollton, Texas April 28, 2009

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting
to be Held on May 29, 2009.

This Proxy Statement and our annual report to stockholders are available on our website at http://investors.heelys.com.

PROXY STATEMENT
FOR ANNUAL MEETING OF STOCKHOLDERS

        This Proxy Statement is furnished in connection with the solicitation of proxies from the holders of shares of voting common stock of Heelys, Inc. to be voted at our 2009 Annual Meeting of Stockholders (the "Annual Meeting") to be held on May 29, 2009, at 10:00 a.m. Central Daylight Saving Time, at the Crowne Plaza Hotel, 14315 Midway Road, Addison, Texas 75001.

        The enclosed proxy is solicited by the Board of Directors of the Company (the "Board"). These proxy materials have been prepared by our management for our Board. This Proxy Statement, the proxy card, and our Annual Report were first mailed to stockholders entitled to vote at the meeting on or about May 5, 2009.

        The mailing address of our principal executive office is 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

        The terms "we," "our," "us," "Heelys" or the "Company" refer to Heelys, Inc. and its subsidiaries.

 GENERAL INFORMATION

What is the purpose of the meeting?

        At our Annual Meeting, stockholders will act on the matters disclosed in the Notice of Annual Meeting of Stockholders that preceded this Proxy Statement. There is one proposal scheduled to be voted on at the meeting:

  •
  Elect eight directors.

        We will also consider any other business that may be properly presented at the meeting and respond to questions from stockholders.

        The Board of Directors of Heelys is asking you to vote on the proposed item of business. This Proxy Statement and form of proxy, along with our Annual Report, are first being sent to stockholders on or about May 5, 2009.

How does the Board recommend that I vote?

        The Board of Directors recommends a vote:

  •
  FOR all of the nominees for director.

Who is entitled to vote at the meeting?

        The Board has set April 15, 2009, as the record date for the meeting. If you were a stockholder of record at the close of business on April 15, 2009, you are entitled to vote at the meeting. You have one vote for each share of common stock you held on the record date.

        As of the record date 27,571,052 shares of Heelys common stock were outstanding. Heelys does not have any other class of capital stock outstanding.

How many shares must be present to hold the meeting?

        A quorum is necessary to hold the meeting and conduct business. The presence, either in person or represented by proxy, of stockholders who can direct the vote (with respect to the election of directors) of at least a majority of the outstanding shares of common stock as of the record date is considered a quorum. A stockholder is counted present at the meeting if:

  •
  the stockholder is present and votes in person at the meeting; or

  •
  the stockholder has properly submitted a proxy.

        Shares that are not voted by the broker who is the record holder of the shares because the broker is not instructed to vote and does not have discretionary authority to vote (i.e., broker non-votes) and shares that are not voted in other circumstances in which proxy authority is defective or has been withheld, will be counted for purposes of establishing a quorum.

        If a quorum is not present, the annual meeting will be adjourned until a quorum is obtained.

What is the difference between a stockholder of record and a "street name" holder?

        If your shares are registered directly in your name, you are considered the stockholder of record with respect to those shares.

        If your shares are held in a stock brokerage account or by a bank or other nominee, you are still considered the beneficial owner of the shares, but your shares are held in "street name."

How do I vote my shares?

        If you are a stockholder of record, you can vote your shares without having to attend the meeting by providing a proxy. This can be done by mailing your signed proxy card to us before the meeting. You may also vote in person at the meeting.

        If you hold your shares in street name, you must vote your shares following the procedures indicated to you by your broker or nominee on the enclosed voting instruction card.

What does it mean if I receive more than one proxy card?

        It means you hold shares registered in more than one account. To ensure that all of your shares are voted, sign and return each proxy card you receive. If you wish to consolidate your accounts, please contact our stock transfer agent, American Stock Transfer & Trust Company, 6201 - 15th Avenue, Brooklyn, New York 11219 or by telephone at 800-937-5449 (toll-free).

        In addition to a proxy card, you may also receive a "voting instructions" card which looks very similar to a proxy card. Voting instructions are prepared by brokers, banks or other nominees for stockholders who hold shares in street name.

Can I vote my shares in person at the meeting?

        Yes. If you are a stockholder of record, you may vote your shares at the meeting by completing a ballot at the meeting. However, even if you currently plan to attend the meeting, we recommend that you submit your proxy ahead of time so that your vote will be counted if, for whatever reason, you later decide not to attend the meeting.

        If you hold your shares in street name, you may vote your shares in person at the meeting only if you obtain a signed proxy from your broker, bank or other nominee giving you the right to vote such shares at the meeting.

What vote is required to elect directors?

        Directors are elected by a plurality of votes cast. This means that the eight nominees receiving the highest number of "FOR" votes from our shares entitled to vote, present in person or represented by proxy, will be elected, provided that a quorum is present at the meeting.

What vote is required on proposals other than the election of directors?

        With respect to each item of business to be voted on at the meeting, other than the election of directors, the affirmative vote of a majority of the shares present in person or represented by proxy at the meeting that are entitled to vote with respect to that item is required for the approval of the item.

How are votes counted?

        Stockholders may either vote "FOR" or "WITHHOLD" authority to vote for the nominees for the Board of Directors. Stockholders may also vote "FOR," "AGAINST" or "ABSTAIN" on any other proposal that may be properly presented at the meeting.

        If you vote ABSTAIN or WITHHOLD, your shares will be counted as present at the meeting for the purposes of determining a quorum.

        If you ABSTAIN from voting on the proposals, your abstention has the same effect as a vote against those proposals. If you WITHHOLD authority to vote for one or more of the directors, this has the same effect as a vote against the director or directors for which you WITHHOLD your authority.

        If you hold your shares in street name and do not provide voting instructions to your broker, they will be counted as present at the meeting for purpose of determining a quorum, and may be voted on Item 1: Election of Directors at the discretion of your broker.

        Broker non-votes and other non-voted shares will not be deemed to be entitled to vote for purposes of determining whether stockholder approval of that matter has been obtained and thus will have no effect on the outcome of such matter. We do not expect any broker non-votes, as brokers have discretionary authority to vote for all directors.

What if I do not specify how I want my shares voted?

        If you do not specify on your returned proxy card how you want to vote your shares, the proxies will vote them as recommended by our Board:

  •
  FOR the election of all of the nominees for director.

Can I change my vote?

        Yes. You may change your vote and revoke your proxy at any time before it is voted at the meeting in any of the following ways:

  •
  by delivering a written notice of revocation to Heelys' Corporate Secretary;

  •
  by submitting another properly signed proxy card at a later date to our Corporate Secretary; or

  •
  by attending and voting in person at the Annual Meeting. Attendance at the Annual Meeting will not, by itself, revoke a proxy.

Who pays the cost of proxy preparation and solicitation?

        The Company pays for the cost of proxy preparation and solicitation, including the charges and expenses of brokerage firms or other nominees for forwarding proxy materials to beneficial owners.

        We are soliciting proxies by mail. In addition, proxies may be solicited personally by some of our directors, officers and regular employees. These individuals receive no additional compensation beyond their regular salaries for these services.

MATTERS TO BE CONSIDERED AT THE ANNUAL MEETING

ITEM 1:    ELECTION OF DIRECTORS

        Our stockholders are being asked to elect eight directors for the ensuing year or until the election and qualification of their respective successors. Directors are elected at each annual meeting of stockholders and hold office until their successors are duly elected and qualified at the next annual meeting of stockholders. Our By-Laws provide that our Board will consist of not less than one member, with the exact number of directors determined by our Board. Our Board has set the number of directors at eight.

        Under our By-Laws, each of our directors holds office for one-year terms or until his successor has been elected and qualified or until his earlier death, resignation, disqualification or removal. Directors need not be stockholders.

Nominees for Election

        Capital Southwest Venture Corporation ("CSVC") has the right to designate two nominees for director to be included in management's slate of director nominees, so long as it owns at least 15% of the outstanding shares of our common stock, and one such nominee so long as it owns at least 10%, but less than 15%. CSVC has designated Messrs. Martin and Peterson, both of whom are currently directors, as its designees for nomination to our Board.

        Each of the eight individuals listed has consented to being named as a nominee in this Proxy Statement and has indicated a willingness to serve if elected. However, if any nominee becomes unable to serve before the election, the shares represented by proxies may be voted for a substitute designated by the Board, unless a contrary instruction is indicated on the proxy.

        The following persons have been nominated by our Board to be elected to serve on the Board at the 2009 Annual Meeting of Stockholders. All of the nominees are current directors. The following information is as of April 15, 2009.

Roger R. Adams
Age 54
Director

        Mr. Adams is the inventor of HEELYS-wheeled footwear. Mr. Adams has been one of our directors since he founded our company in 2000, and served as our President and Secretary until May 2006, and as our Director of Research and Development from May 2006 through December 2007. Before inventing HEELYS-wheeled footwear and founding our company, Mr. Adams served as a crisis associate, mental health counselor, mental health supervisor and regional coordinator for the State of Oregon from 1990 to 1995. Mr. Adams has extensive industry experience and has been involved in the skate industry for over 40 years, including operating his family's skate centers and working in his family's skate distribution company and skate-related manufacturing company. Mr. Adams received a Bachelor of Arts degree in psychology and a graduate degree in clinical counseling and independent studies from Pacific Lutheran University. Mr. Adams is the first cousin of Richard E. Middlekauff, one of our directors.

Jerry R. Edwards
Age 62
Director Committees: Audit

        Mr. Edwards has served as one of our directors since March 12, 2008. Mr. Edwards has over 25 years of experience managing high performing apparel and information technology operations. Mr. Edwards is CEO and Managing Director of Great Circle Ventures Holdings, LLC (GCVH) which is a private investment company formed by Mr. Edwards to acquire and operate Tail Activewear, Inc., which is a leading Women's golf and tennis apparel company that distributes through pro shops and specialty retailers. Since 2005, Mr. Edwards has been Managing Director of Great Circle Ventures, LLC which is a private investment firm and leading investor in GCVH. From 1998 until 2006, Mr. Edwards served as the Chief Executive Officer, President and acting Chairman of the Board of Pearl Izumi, a leading brand of hi-tech, performance apparel and footwear for cycling, running, fitness and other active outdoor sports. From 1996 until 1998, Mr. Edwards served as Chief Operating Officer and President of Rodeer Systems, Inc., a transcription services business. Prior to that Mr. Edwards served as an executive of Lee Apparel Company, a division of VF Corporation, and Sales Technologies, Inc., a provider of field sales automation software and services, and in various capacities at Blue Bell, Inc., an apparel company. Mr. Edwards is a director and member of the compensation committee of ChartLogic, Inc. Mr. Edwards received a Bachelor of Science from East Carolina University, completed the USAF Meteorology Officer Program at Texas A&M University and received a Master of Science in systems management from the University of Southern California.

Patrick F. Hamner
Age 53
Director

        Mr. Hamner has served as one of our directors since May 2000 and was our Chairman of the Board until August 21, 2007. Mr. Hamner became a full-time employee of our company in May 2006 and was our Senior Vice President until May 1, 2008. Prior to May 2006, Mr. Hamner was a Senior Vice President of Capital Southwest Corporation, a publicly traded venture capital investment company, and its subsidiary Capital Southwest Venture Corporation. Mr. Hamner has over 27 years of venture capital experience and business start-up and development activities. From on or after July 1998 to July 2007, Mr. Hamner served on the board of directors of Blue Magic, Inc., Jet-Lube, Inc., The RectorSeal Corporation and The Whitmore Manufacturing Company, all of which are chemical or lubricant manufacturing companies and are wholly owned by Capital Southwest Corporation. From October 2001 to October 2002, Mr. Hamner served as Chairman of the National Association of Small Business Investment Companies. Mr. Hamner has been Chairman of the Advisory Council to the SMU Cox MBA Venture Fund since 2001. Mr. Hamner received a Bachelor of Science in mechanical engineering, cum laude, from Southern Methodist University and a Master of Business Administration from the University of Texas.

Samuel B. Ligon
Age 69
Director
Chairman Audit Committee
Committees: Audit, Compensation

        Mr. Ligon has served as one of our directors since June 2000. Mr. Ligon has more than 32 years of experience with various consumer product companies. Mr. Ligon served as Chairman of the Board of Jokari/US, Inc., a consumer products company, from 1975 through July 2006, and served as Chairman of the Board and CEO of Smith Abrasives, Inc., a consumer products company from 1993 through July 2007. Mr. Ligon has served since September 2003 as a director and since July 2005 as a member of the audit committee of the board of directors of Capital Southwest Corporation. Since July 2008, Mr. Ligon has served as chairman of the audit committee and a member of the compensation committee of Capital Southwest Corporation. Mr. Ligon has a Bachelor of Science from Auburn University and a Master of Business Administration from Harvard Business School.

Gary L. Martin
Age 62
Chairman of the Board
Chairman Compensation Committee
Committees: Compensation

        Mr. Martin has served as one of our directors and Chairman of the Board since August 21, 2007. Mr. Martin is President and Chief Executive Officer of Capital Southwest Corporation. Mr. Martin, who has been associated with Capital Southwest or its subsidiaries since 1972, has served on its board since 1988 and was named President and CEO in July 2007 and Chairman in July 2008. Previously, he was CEO of The Whitmore Manufacturing Company of Rockwall, Texas, a producer of industrial lubricants and a key portfolio company of Capital Southwest. Mr. Martin is a director of Capital Southwest Corporation and serves on the board of several of Capital Southwest Corporation's portfolio companies including Alamo Group Inc., a manufacturer, distributer and servicer of equipment for right-of-way maintenance and agriculture, (NYSE: ALG) where he serves on the compensation committee. He earned a Bachelor of Business in finance and accounting from the University of Oklahoma, is a Certified Public Accountant and is a graduate of Harvard Business School's Advanced Management Program. Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock.

Richard E. Middlekauff
Age 66
Director
Committees: Audit, Compensation

        Mr. Middlekauff has served as one of our directors since our inception in 2000. From June 1977 until January 2008, Mr. Middlekauff owned a Ford car dealership in Plano, Texas. Mr. Middlekauff received a Bachelor of Science in business administration from Oregon State University and a Master of Business Administration from Cal-State Long Beach. Mr. Middlekauff is the first cousin of Roger R. Adams, one of our Directors.

Ralph T. Parks
Age 63
Director
Committees: Compensation

        Mr. Parks has served as one of our directors since January 30, 2008 and served as our Interim Chief Executive Officer from February 1, 2008 until May 20, 2008. Mr. Parks has been involved in the footwear industry since 1965 in various capacities, including sales, management and consulting. Mr. Parks retired in 1999 after a 34-year career in the retail industry, including eight years as Chief Executive Officer of Footaction USA, an athletic footwear and apparel retailer and was inducted into the Sporting Goods Industry Hall of Fame in May 2000. Since 2002, he has served as President of RT Parks, Inc., a retailer of New Balance® footwear and apparel. Mr. Parks also serves on the board of directors of Hibbett Sports, Inc., an operator of sporting goods stores as a member of the compensation committee, and Kirklands, Inc., a retailer of home décor items. Mr. Parks is also on the audit committee of the board of directors of Kirklands, Inc. Mr. Parks attended Southern State College in Arkansas (now Southern Arkansas University).

Jeffrey G. Peterson
Age 35
Director

        Mr. Peterson has served as one of our directors since May 31, 2007. Mr. Peterson is Vice President and an executive officer of Capital Southwest Corporation. In this capacity, he serves on the board of directors of PalletOne, Inc., Media Recovery, Inc., BOXX Technologies, Inc., Balco, Inc., Discovery Alliance, LLC and Wellogix, Inc., and on the advisory board of BankCap Partners Fund I, L.P. Prior to joining Capital Southwest Corporation, he was an investment banker advising clients in connection with mergers, acquisitions and dispositions, leveraged buyouts and capital-raising activities with Scott & Stringfellow, Inc. He launched his professional career at Banc One Corporation where he helped underwrite commercial banking facilities as a Credit Analyst. Mr. Peterson serves on the Board of Governors of the National Association of Small Business Investment Companies on the Education Committee of the Venture Capital Institute and on the steering committee of the Dallas-Fort Worth Private Equity Forum. He received a Master of Business Administration with distinction from the Johnson Graduate School of Management at Cornell University and a Bachelor of Business Administration from the University of Texas at Austin. Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock.

The Board of Directors recommends that you vote "FOR" the election of each nominee named above.

SECURITY OWNERSHIP OF
CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information known to the Company with respect to beneficial ownership of our common stock as of April 15, 2009 by (i) each stockholder that the Company knows is the beneficial owner of more than 5% of our common stock, (ii) each director and nominee for director, (iii) each of the executive officers named in the Summary Compensation Table (the "Named Executive Officers"), (iv) each of our other officers, and (v) all executive officers, other officers and directors as a group. The Company has relied upon information provided to the Company by its directors, Named Executive Officers and other officers and copies of documents sent to the Company that have been filed with the Securities and Exchange Commission by others for purposes of determining the number of shares each person beneficially owns.

        Beneficial ownership is determined in accordance with the rules and regulations of the Securities and Exchange Commission and generally includes those persons who have voting or investment power with respect to the securities. Except as otherwise indicated, the persons named in the table have sole voting and investment power with respect to all shares of the Company's common stock beneficially owned by them. Shares of the Company's common stock subject to options that are exercisable within 60 days of April 15, 2009 are also deemed outstanding for purposes of calculating the percentage ownership of that person, and if applicable, the percentage ownership of Named Executive Officers, other officers and directors as a group, but are not treated as outstanding for the purpose of calculating the percentage ownership of any other person. Unless otherwise indicated, the address for each stockholder listed in the table below is c/o Heelys, Inc., 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

Name of Beneficial Owner	Shares Beneficially Owned	Percentage
5% Holders Not Listed Below:
Capital Southwest Venture Corporation(5)(8)	9,317,310	33.79%
Directors and named Executive Officers:
Roger R. Adams(1)	4,807,745	17.44%
Jerry R. Edwards(2)	5,000	*
Patrick F. Hamner(3)	939,190	3.34%
Samuel B. Ligon(4)	313,515	1.14%
Gary L. Martin(5)	9,322,310	33.81%
Richard E. Middlekauff(6)	2,011,846	7.30%
Ralph T. Parks(7)	5,000	*
Jeffrey G. Peterson(8)	9,318,510	33.80%
Donald K. Carroll(9)	—	—
Michael G. Staffaroni(10)	41,250	*
Lisa K. Peterson	—	—
Michael W. Hessong(11)	—	—
Other Officers:
William D. Albers	—	—
John W. O'Neil(12)	8,750	*
All directors, Named Executive Officers and other officers as a group (14 persons)(13):	17,455,806	61.90%

*
Less than 1 percent.

(1)
Includes 113,625 and 4,694,120 shares of common stock owned by CYPO, Inc. and RRA Family Trust UA, respectively. CYPO, Inc. is Texas corporation wholly owned by the RRA Family

  Trust UA. Mr. Adams is the sole trustee and settler of the RRA Family Trust UA and exercises sole voting and investment power over these shares.

(2)
Includes options to purchase an aggregate of 5,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2009.

(3)
Includes options to purchase an aggregate of 576,040 shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2009.

(4)
All of Mr. Ligon's shares are owned jointly with Patricia Ligon, his spouse.

(5)
Includes 9,317,310 shares of common stock owned by Capital Southwest Venture Corporation. Mr. Martin is President and Chief Executive Officer of Capital Southwest Corporation. As indicated in the table, Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock. Mr. Martin may be deemed to share voting power and investment power with respect to the shares of common stock beneficially owned by Capital Southwest Venture Corporation. Mr. Martin disclaims beneficial ownership of such shares. The address for Mr. Martin and Capital Southwest Venture Corporation is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

(6)
Includes 250,000 shares of common stock owned by The Middlekauff 2006 Children's Trust. Mr. Middlekauff is the trustee of the trust and exercises voting and investment power over these shares. Includes 1,761,846 shares of common stock owned by Roll' In Investment Holdings L.P.

(7)
Includes options to purchase an aggregate of 5,000 shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2009.

(8)
Includes 9,317,310 shares of common stock owned by Capital Southwest Venture Corporation. Mr. Peterson is Vice President of Capital Southwest Corporation. As indicated in the table, Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock. Mr. Peterson may be deemed to share voting power and investment power with respect to the shares of common stock beneficially owned by Capital Southwest Venture Corporation. Mr. Peterson disclaims beneficial ownership of such shares. The address for Mr. Peterson and Capital Southwest Venture Corporation is 12900 Preston Road, Suite 700, Dallas, Texas 75230.

(9)
Mr. Carroll served as our Senior Vice President of Marketing from January 2008 and then as our Chief Executive Officer and President from May 20, 2008 to February 10, 2009 at which time Mr. Carroll resigned.

(10)
Includes options to purchase an aggregate of 41,250 shares that are currently exercisable or exercisable within 60 days of April 15, 2009. Effective February 1, 2008, Mr. Staffaroni resigned as our Chief Executive Officer and President and as a Director. Effective as of February 1, 2008, Mr. Staffaroni agreed to perform certain consulting services for the Company for one year with no additional monetary compensation. During the term of the consulting relationship, options previously granted to Mr. Staffaroni continued to vest in accordance with the Heelys, Inc. 2006 Stock Incentive Plan. The consulting relationship was for one year and terminated of its own accord at the conclusion of the one year term. The Company did not renew or extend this consulting relationship. Mr. Staffaroni has three months, from the date of termination of the consulting relationship, to exercise vested options.

(11)
Mr. Hessong served as our Chief Financial Officer from December 2000 to May 2008, when he resigned from the Company. He has served as our Interim Chief Executive Officer since February 11, 2009.

(12)
Includes options to purchase an aggregate of 3,750 shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2009.

(13)
Includes options to purchase an aggregate of 631,040 shares of common stock that are currently exercisable or exercisable within 60 days of April 15, 2009.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and related regulations, require Heelys' directors, officers, and any persons holding more than 10 percent of Heelys' common stock (collectively, "Reporting Persons") to report their initial ownership of Heelys' securities and any subsequent changes in that ownership to the Securities and Exchange Commission. The Securities and Exchange Commission has established specific due dates for these reports, and Heelys is required to disclose in this Proxy Statement any failure of a Reporting Person to file a required report by the applicable due date.

  •
  On March 4, 2008, Richard E. Middlekauff sold common stock of the company. Mr. Middlekauff's report of sale of Heelys' securities was filed on Form 4 on March 10, 2008.

  •
  On March 6, 2008, Mr. Ralph T. Parks and Mr. Donald K. Carroll were granted stock options. Mr. Parks' and Mr. Carroll's report of ownership of Heelys' securities were each filed on Form 4 on March 11, 2008.

  •
  On March 13, 2008, Mr. John W. O'Neil purchased Heelys common stock. Mr. O'Neil's report of ownership of Heelys' securities was filed on Form 4 on March 25, 2008.

  •
  On August 29, 2008, Mr. John W. O'Neil was granted stock options. Mr. O'Neil's report of ownership of Heelys' securities was filed on Form 4 on September 5, 2008.

        Except for the late filings listed above, and based solely on a review of copies of the reports filed and written representations submitted by the Reporting Persons, we believe that all Reporting Persons timely filed all required Section 16(a) reports for the most recent fiscal year.

EXECUTIVE OFFICERS

        The following sets forth, as of April 15, 2009, our executive officers.

        Michael W. Hessong, age 43, has served as our Interim Chief Executive Officer since February 11, 2009. Mr. Hessong served as our Chief Financial Officer from December 2000 to May 2008, and as our Vice President—Finance, Treasurer, and Secretary from May 2006 to May 2008. On May 13, 2008, Mr. Hessong resigned his position as our Chief Financial Officer, Vice President—Finance, Treasurer and Secretary. Mr. Hessong served as the Vice President-Finance of Marketing Continuum, a promotional marketing company, from May 1998 to December 2000. He also served as Vice President—Finance of Firstcom Music, a licensor of production music, from August 1997 to May 1998, and was the Controller and Director of Operations for Jokari/US, Inc., a consumer product company from May 1993 to August 1997. Mr. Hessong is a licensed certified public accountant in the State of Texas and received a Bachelor of Science in accounting from Oklahoma State University.

        Lisa K. Peterson, age 51, has served as our Chief Financial Officer since July 7, 2008. Ms. Peterson joined us with over 25 years of corporate financial experience having worked with companies in both the public and private environment. In 2007 and 2008, Ms. Peterson served as Executive Vice President and Chief Financial Officer of Friedman's Inc., a jewelry retailer. From 2003 to 2007, Ms. Peterson held the position of Executive Vice President and Chief Financial Officer of Carreker Corporation, a publicly traded provider of payments-related software and consulting solutions to financial institutions. From 1999 to 2003, Ms. Peterson was Executive Vice President and Chief Financial and Administrative Officer of Monarch Dental, a publicly traded dental management company. Additional experience includes executive positions at Viacom Retail Stores, Inc. and Pearle Vision, Inc. Ms. Peterson received a BBA in Accounting from the University of Texas in Austin and is a certified public accountant in the state of Texas. Additionally, Ms. Peterson currently serves on the Board of Directors for The Family Place.

        William D. Albers, age 53, has served as our Vice President—Sourcing since December 2006. Mr. Albers has over 24 years of experience in sourcing, manufacturing, and technologies development in the footwear industry. Before joining us, Mr. Albers was Director of Development at Pony International from June 2004 to December 2006 and Director of Development for Nautica Footwear from 2002 through 2006. From May 2001 through July 2002, Mr. Albers served as West Coast Sales Manager for Polymer Dynamics, Inc. From June 1999 through May 2001, Mr. Albers served as Senior Development Manager of Soft Goods Accessories at Specialized Bicycle Components. Mr. Albers has a Bachelor of Science in Health and Physical Education from George Mason University.

        John W. O'Neil, age 63, has served as our Vice President—International since July 2007. Mr. O'Neil joined us from Dunham Bootmakers, a division of New Balance AS Inc., where he served as International Business Manager since 2005. In that role, Mr. O'Neil established business operations in Eastern Europe, Israel, Japan and Australia/New Zealand. From 1999 to 2004, Mr. O'Neil held the position of Regional General Manager at New Balance where he managed 3 subsidiaries and 18 distributors throughout Europe, the Middle East and Africa. Mr. O'Neil also spent 14 years at Converse, Inc., now a division of Nike, Inc. and served in various senior capacities including Regional Director for the United Kingdom and emerging markets and Director, International Marketing & Operations. Mr. O'Neil received a Bachelor of Science degree in Mechanical Engineering from Tuft University and a Master of Business Administration from American International College.

 CORPORATE GOVERNANCE

Board of Directors

        The business and affairs of Heelys is managed by or under the direction of our Board. In providing this oversight, the Board adheres to general guidelines designed to ensure that the Board has access to relevant information, and is structured and operates in a manner allowing it to exercise independent business judgment. The Board performs a number of functions for Heelys and its stockholders, including:

  •
  Overseeing the management of the Company;

  •
  Reviewing Heelys' long-term strategic plans; and

  •
  Reviewing and approving annual operating budgets.

        The Board derives its power and governance guidelines from our By-Laws. The complete text of our By-Laws is posted on the Investor Relations page of our website at www.heelys.com under the caption "Governance."

Director Independence

        The rules of The Nasdaq Global Market require that our Board be comprised of a majority of independent directors. The Board has determined that Messrs. Edwards, Ligon, Martin, Middlekauff, Parks and Peterson are independent directors as defined by Rule 4200(a)(15) of The Nasdaq Marketplace Rules. The Board also determined that each member of the Company's Audit Committee and Compensation Committee is an independent director in accordance with those standards and applicable SEC rules and regulations.

        On an annual basis, each director and executive officer provides information to the Company pursuant to a Director and Officer Questionnaire. The information provided includes the identification of any transactions with the Company in which the director or executive officer, or any member of his immediate family, has a direct or indirect material interest. The information provided indicated that none of the directors has any material relationship (other than being a director or stockholder of the Company) with the Company (either directly or indirectly).

        Mr. Middlekauff is the first cousin of Roger Adams. Mr. Adams has been a member of our Board since he founded our company in 2000, and served as our President and Secretary until May 2006 and our Director of Research and Development from May 2006 through December 2007. The Board has concluded that, in its opinion, Mr. Middlekauff's relationship with Mr. Adams would not interfere with Mr. Middlekauff's exercise of independent judgment in carrying out his responsibilities as a director.

        Mr. Martin is President and Chief Executive Officer of Capital Southwest Corporation. Capital Southwest Venture Corporation, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock and has the right to designate up to two nominees of management's slate of directors. The Board has determined that, in its opinion, Mr. Martin's relationship with Capital Southwest Corporation would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

        Mr. Peterson is Vice President of Capital Southwest Corporation. The Board has determined that, in its opinion, Mr. Peterson's relationship with Capital Southwest Corporation would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

        Mr. Parks has served as one of our directors since January 30, 2008 and served as our Interim Chief Executive Officer from February 1, 2008 until May 20, 2008. Mr. Parks was appointed to the Compensation Committee effective July 17, 2008. The Board has determined that, in its opinion,

Mr. Parks services as the Company's Interim Chief Executive Officer would not interfere with his exercise of independent judgment in carrying out his responsibilities as a director.

        See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" in this Proxy Statement.

Code of Business Conduct and Ethics

        The Board has adopted a Code of Business Conduct and Ethics that applies to all directors, executive officers and employees. Each of our directors, executive officers and employees are expected to conduct the business and affairs of the Company with honesty and integrity and are expected to adhere to high standards of conduct. The Company's objective is that all persons who deal with us believe that we not only scrupulously follow the law, but also act ethically and honestly. The Code sets out general principles to guide our directors, executive officers and employees in determining proper business conduct and in making ethical decisions as they perform their duties.

        The complete text of our Code of Business Conduct and Ethics is posted on the Investor Relations page of our website at www.heelys.com under the caption "Governance."

Policy Regarding Board Attendance at Stockholder Meetings

        All of our directors and senior management are encouraged to attend every Company annual meeting of stockholders so that our stockholders will have the opportunity to meet and question a representative group of our directors and senior executives. All of our then current directors attended our 2008 annual meeting of stockholders.

Related Party Transaction Policy and Procedures

        Pursuant to resolutions adopted by our Board on August 29, 2006, all transactions between the Company and its officers, directors, principal stockholders and their affiliates must be consummated on terms no less favorable to the Company than could be obtained by the Company from unrelated third parties and must be approved by a majority of the outside independent and disinterested directors.

        See "CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS" in this Proxy Statement.

Board Meetings

        The Board held 18 meetings during 2008. Each director attended at least 75 percent of the aggregate of all meetings of the Board and its committees on which he served. Pursuant to our By-Laws, the Board is not required to hold meetings on any regular schedule. Regular meetings may be held without notice at such time and at such place as may from time to time be determined by the Board. Special meetings may be called by the Chairman of the Board, the President, or any two or more directors or by one director in the event that there is only a single director in office. Directors must be notified of meetings at least 72 hours before the meeting.

Communication with the Board

        Stockholders of the Company may communicate with our Board or any director by writing to the Board in a communication sent to our Corporate Secretary at 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006. Our Corporate Secretary will conduct an initial review of any such communication and will forward the communication to the director or directors to whom it is addressed, except only for communications that are (1) advertisements or promotional communications, (2) solely related to complaints regarding ordinary-course-of-business product or customer service or satisfaction issues or (3) clearly unrelated to the Company's business, industry, management or Board or committee matters. The Corporate Secretary also will make all such communications available to each member of the Board at the Board's next regularly scheduled meeting.

Board Committees

        Our Board has established an Audit Committee and a Compensation Committee. Each of these committees has a written charter approved by the Board establishing the authority and responsibilities of such committee. Each committee's charter is posted on the Investor Relations page of our website at www.heelys.com under the caption "Governance."

Audit Committee

        The Audit Committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, reviews and monitors (i) our corporate financial reporting and our internal and external audits, including our internal audit and control functions, the results and scope of our annual audit and other services provided by our independent registered public accounting firm and (ii) our compliance with legal matters that have a significant impact on our financial reports. The Audit Committee also consults with management and our independent registered public accounting firm before the presentation of financial statements to stockholders and, as appropriate, initiates inquiries into aspects of our financial affairs. In addition, the Audit Committee has the responsibility to consider and appoint, and determine the services of and the fee arrangements with, our independent registered public accounting firm.

        The Audit Committee has the power to establish subcommittees and delegate powers to such subcommittees. The Audit Committee has not established any such subcommittee or delegated any of its powers and has no current plans to do so.

        The current members of the Audit Committee are Messrs. Edwards, Ligon and Middlekauff, each of whom has been determined to be independent by our Board. Our Board has determined that Mr. Ligon, the chairman of our Audit Committee, is an "audit committee financial expert" under applicable Securities and Exchange Commission rules and has the required financial sophistication pursuant to the rules of The Nasdaq Global Market. The Audit Committee met 8 times during 2008.

Compensation Committee

        The Compensation Committee of our Board determines, or reviews and approves, forms of compensation provided to our executive officers and our directors, including stock compensation. In addition, the Compensation Committee administers, and oversees the administration of the stock and other incentive compensation plans or programs for all of our other employees. As part of these responsibilities, the Compensation Committee administers our 2006 Stock Incentive Plan. Under the Compensation Committee's charter, the Compensation Committee may delegate the day-to-day administration of the compensation plan and programs to employees of the Company.

        In addition, the Compensation Committee may establish subcommittees consisting of one or more members of the Compensation Committee, and delegate its authority and responsibilities to such subcommittees as it deems appropriate. The Compensation Committee has not established any subcommittees and currently has no plans to do so.

        The current members of the Compensation Committee are Messrs. Martin, Middlekauff, Parks and Ligon, each of whom has been determined to be independent by our Board. Mr. Martin is the chairman of our Compensation Committee. The Compensation Committee met 12 times during 2008.

Director Nomination Process

        As permitted under The Nasdaq Marketplace Rules, the Company does not have a separate nominating committee or other committee performing a similar function. Instead of such nominating committee, the Company has adopted a Director-Nomination Process by which the Company's independent directors, acting as a majority, are authorized to recommend individuals to the Board for the Board's selection as director nominees. A copy of the Director-Nomination Process is posted on the Investor Relations page of our website at www.heelys.com under the caption "Governance."

        The independent directors review and interview qualified candidates, make recommendations to the Board for nominations and select the management nominees for the directors to be elected by the Company's stockholders. The independent directors may take into account all factors they consider appropriate in fulfilling their responsibilities to identify and recommend individuals to the Board as director nominees.

        Under our Director-Nomination Process, the independent directors may use multiple sources for identifying and evaluating nominees for directors, including referrals from the Company's directors and management and input from third parties, such as executive-search firms retained by the Board. The independent directors are required to interview candidates and obtain background information about them. The independent directors determine whether to recommend a candidate based on the background information and the information contained in the interviews.

        Our Director-Nomination Process requires the independent directors to consider qualified nominees recommended by the Company's stockholders. Nominees for directors who are recommended by any of the Company's stockholders are evaluated in the same manner as any other nominee for director. Stockholders may submit recommendations to the independent directors, in care of the Board, through a written notice addressed to the Company's Secretary at the Company's principal executive offices, not less than 120 days before the anniversary of the date on which the Company's proxy statement was released to its stockholders in connection with the previous year's annual meeting of stockholders, or as otherwise provided in the Company's By-Laws.

        A stockholder's written recommendation of a nominee must include or be accompanied by (1) all information relating to the recommended person that is required to be disclosed in solicitations of proxies for election of directors under the proxy rules of the Securities and Exchange Commission, including a description of the qualifications of the recommended person, and (2) a written statement from the recommended person that he or she is willing to be named in the proxy statement as a nominee and to serve as a director if elected. In addition, such written recommendation must set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made, (1) the name and address of such stockholder, as they appear on the Company's books, and of such beneficial owner; (2) the class and number of shares of the Company that are owned beneficially and held of record by such stockholder and such beneficial owner; (3) a representation that the stockholder is a holder of record of stock of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination; and (4) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (x) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Company's outstanding shares of capital stock required to approve or adopt the proposal or elect the nominee; and/or (y) otherwise to solicit proxies from stockholders in support of such proposal or nomination. Furthermore, if the stockholder (or a qualified representative of the stockholder) does not appear at the meeting of stockholders of the Company to present a nomination, such nomination shall be disregarded, notwithstanding that proxies in respect of such vote may have been received by the Company.

        The independent directors must also consider each individual designated in accordance with the Company's agreement with Capital Southwest Venture Corporation ("CSVC") and certain of the Company's other stockholders pursuant to which CSVC has the contractual right to designate (i) two persons to be included in management's slate of director nominees so long as it owns at least 15% of the outstanding shares of Heelys' common stock, and (ii) one such nominee so long as it owns at least 10%, but less than 15%, of the outstanding shares of Heelys' common stock. CSVC has designated

Messrs. Martin and Peterson to be nominated as directors of the Company at our 2009 Annual Meeting of Stockholders.

Compensation Committee Interlocks and Insider Participation

        With the exception of Ralph T. Parks, who served as our Interim Chief Executive Officer from February 1, 2008 until May 20, 2008, none of the current members of our Compensation Committee has, at any time, been one of our executive officers or employees. None of our executive officers has ever served as a member of the board of directors or compensation committee of any other entity that has or had one or more executive officers serving on our Board or our Compensation Committee.

Limitation of Liability and Indemnification

        Our Certificate of Incorporation includes a provision that eliminates the personal liability of our directors for monetary damages for breach of fiduciary duty as a director, except for liability:

  •
  for any breach of the director's duty of loyalty to us or our stockholders;

  •
  for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

  •
  under Section 174 of the Delaware General Corporation Law regarding unlawful dividends and stock purchases; or

  •
  for any transaction from which the director or officer derived an improper personal benefit.

        Our By-Laws provide that:

  •
  we must indemnify our directors and officers to the fullest extent permitted by Delaware law, subject to very limited exceptions;

  •
  we may indemnify our other employees and agents to the same extent that we indemnify our directors and officers; and

  •
  we must advance expenses, as incurred, to our directors and officers in connection with a legal proceeding to the fullest extent permitted by Delaware law, subject to very limited exceptions.

        We have also entered into an indemnification agreement with each of our directors and officers containing provisions that require us to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified and to obtain directors' and officers' insurance if available on reasonable terms.

DIRECTOR COMPENSATION

        In accordance with our By-Laws, our directors are entitled to compensation for their services as determined by our Compensation Committee, including payment of their expenses, if any, for attendance at each meeting of the Board and a fixed payment for attendance at each meeting for the Board. In addition, our directors may be entitled to the issuance of stock options under our 2006 Stock Incentive Plan from time to time as determined by our Compensation Committee. Members of special or standing committees of the Board may be provided compensation for service as committee members, as determined by the Compensation Committee.

        Due to their equity ownership, Messrs. Adams, Hamner, Ligon, Martin, Middlekauff and Peterson do not receive compensation for services they provide as directors or members of Board committees. However, our directors are entitled to reimbursement of all reasonable out-of-pocket expenses incurred in connection with their attendance at Board and committee meetings.

        Mr. Parks, who was elected to our Board effective January 30, 2008, is paid $18,000 per year for serving on our Board, $5,000 per year, if applicable, for chairing a committee of our Board and, subject to an $8,000 per year maximum, $750 and $500 for each Board meeting and committee meeting, respectively, attended in person. Mr. Parks' compensation package was approved by the Board on January 30, 2008.

        On March 6, 2008, Mr. Parks was granted 20,000 non-qualified stock options. These options were granted with an exercise price of $4.26, which was the closing trading price of our stock on March 6, 2008. The options vest and became exercisable in four equal cumulative installments on each successive anniversary date of the grant and have a contractual term of ten years. The decision to grant Mr. Parks stock options was made by the Compensation Committee, after taking into consideration, among other things, director compensation at peer companies and the Compensation Committee's belief that the granting of stock options to Mr. Parks aligned his interest with those of our stockholders. The options granted to Mr. Parks were valued at $1.73 per share. Value was determined using the Black-Scholes option pricing model using the following assumptions: (1) expected volatility of 35.75%; (2) dividend yield of 0%; (3) risk-free interest rate of 3.00%; and (4) expected life of 6.25 years. Expected volatility was estimated using the historical volatility of comparable public companies. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant. Expected life was calculated using the simplified method as prescribed by the Securities and Exchange Commission's Staff Accounting Bulletin No. 107, as amended by Securities and Exchange Commission's Staff Accounting Bulletin No. 110.

        Mr. Edwards, who was elected to our Board effective March 12, 2008, is paid $18,000 per year for serving on our Board, $5,000 per year, if applicable, for chairing a committee of our Board and, subject to an $8,000 per year maximum, $750 and $500 for each Board meeting and committee meeting, respectively, attended in person. Mr. Edwards' compensation package was approved by the Board on March 12, 2008.

        On May 30, 2008, Mr. Edwards was granted 20,000 non-qualified stock options. These options were granted with an exercise price of $4.39, which was the closing trading price of our stock on May 30, 2008. The options vest and became exercisable in four equal cumulative installments on each successive anniversary date of the grant and have a contractual term of ten years. The decision to grant Mr. Edwards stock options was made by the Compensation Committee, after taking into consideration, among other things, director compensation at peer companies and the Compensation Committee's belief that the granting of stock options to Mr. Edwards aligned his interest with those of our stockholders. The options granted to Mr. Edwards were valued at $2.18 per share. Value was determined using the Black-Scholes option pricing model using the following assumptions: (1) expected volatility of 45.77%; (2) dividend yield of 0%; (3) risk-free interest rate of 3.68%; and (4) expected life of 6.25 years. Expected volatility was estimated using the historical volatility of the Company's common stock as well as the historical volatility of comparable public companies. Expected life was calculated using the simplified method as prescribed by the Securities and Exchange Commission's Staff Accounting Bulletin No. 107, as amended by Securities and Exchange Commission's Staff Accounting Bulletin No. 110.

        The Company accounts for stock-based compensation in accordance with Statement of Financial Accounting Standard No. 123R, which requires the measurement of compensation cost based on the estimated fair value of the award on the date of grant. We recognize that cost using the straight-line method over the period during which the employee is required to provide service in exchange for the award. No compensation cost is recognized for equity instruments for which required service is not rendered.

        The following table summarizes the compensation earned by Messrs. Parks and Edwards in their capacities as directors during 2008.

DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash($)	Option Awards($)(3)	Total
Ralph T. Parks(1)	$22,000	$7,125	$29,125
Jerry R. Edwards(2)	19,190	6,421	25,611

(1)
Fees include $16,500 for serving on our Board and $5,500 for attendance at Board and committee meetings.

(2)
Fees include $14,440 for serving on our Board and $4,750 for attendance at Board and committee meetings.

(3)
Dollar amounts in the Option Awards column reflect the compensation expense recognized by the Company for financial statement reporting purposes with respect to stock options during the fiscal year in accordance with SFAS 123R. For additional discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 15 to the Company's consolidated financial statements for the fiscal year ended December 31, 2008 in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2009.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Introduction

        The following discussion should be read in conjunction with the various tables and accompanying narrative disclosures appearing in this Proxy Statement. Those tables and narrative provide more detailed information regarding the compensation and benefits awarded to, earned by, or paid to our Chief Executive Officer, Chief Financial Officer and the other executive officers named in the Summary Compensation Table.

        The Compensation Committee of our Board determines, or reviews and approves, forms of compensation provided to our Named Executive Officers and certain other executive officers, including stock compensation, to ensure that total compensation paid to those officers is fair, reasonable and competitive.

Philosophy

        Our philosophy is to reward executives based on individual performance as well as aligning executives' interest with those of our stockholders with the ultimate objective of improving stockholder value. We believe that total compensation and accountability should increase with position and responsibility. Consistent with this philosophy, total compensation is higher for individuals with greater responsibility and greater ability to influence the Company's targeted results and strategic initiatives. The Compensation Committee has structured compensation to establish a relationship between executive pay and the Company's performance that we believe has the elements required to attract, retain and motivate key executives.

Compensation Elements

        Named Executive Officers are compensated primarily through a combination of base salary, performance-based incentive cash bonuses and equity-based compensation.

Base Salary

        In determining base salary levels, the Compensation Committee considers the difficulty and scope of the job, the competitive market pay levels among companies with which we compete for talent and the executive's performance. To determine the competitive market pay levels, the Compensation Committee considers several factors, including peer company performance and individual pay levels at those peer companies and the executives' experience and performance.

Base Salaries—2006

        The base salaries for our Named Executive Officers for 2006 were largely determined on the judgment of the Compensation Committee taking into account the factors described above. The base salaries for 2006 were calculated using a percentage increase over 2005 base salaries. Mr. Hessong served as our Chief Financial Officer from December 2000 and as our Vice President—Finance, Treasurer and Secretary from May 2006. As a result of this increase in position and responsibility, Mr. Hessong's annual base salary was increased from $150,000 to $175,000, effective May 15, 2006. This increase was recommended by our executive management team and approved by the Compensation Committee. In addition to the expected increase in responsibilities resulting from Mr. Hessong's changed position within our company, there was an increase in his responsibilities resulting from the decision to pursue an initial public offering of our common stock as well as the anticipated increase in the number of employees that would directly report to Mr. Hessong.

Base Salaries—2007

        Effective January 1, 2007, the annual base salaries for all of our Named Executive Officers were increased. Mr. Staffaroni's annual base salary increased to $400,000 from $238,000; Mr. Hessong's increased to $231,000 from $175,000; and Mr. Hamner's increased to $231,000 from $210,000. In determining the adjusted annual base salary levels, the Compensation Committee considered all of the factors described above. In determining competitive market pay levels the Compensation Committee reviewed an analysis which compared the 2005 compensation being paid to executive officers at eight peer public companies. Consideration was also given to a compensation study prepared by Watson Wyatt. Finally, the Compensation Committee took into consideration the past performance of the Named Executive Officers, the increase in responsibilities resulting from the Company's initial public offering in December 2006 and the growth and financial performance experienced by the Company in 2006.

Base Salaries—2008

        Mr. Carroll served as our Senior Vice President of Marketing from January 2008 and then as our Chief Executive Officer and President from May 20, 2008 to February 10, 2009 at which time Mr. Carroll resigned. Mr. Carroll's annual base salary, both as our Senior Vice President of Marketing

($250,000) and then as our Chief Executive Officer and President ($300,000) were based upon the judgment of the Compensation Committee taking into account the factors described below.

        Ms. Peterson has served as our Chief Financial Officer since July 7, 2008. Ms. Peterson's annual base salary ($250,000) was based upon the judgment of the Compensation Committee taking into account the factors described below.

        Mr. Albers has served as our Vice President—Sourcing since December 2006. Mr. Albers' annual base salary in 2008 was $145,000. Mr. O'Neil has served as our Vice President—International since July 2007. Mr. O'Neil's annual base salary in 2008 was $145,000. Messrs. Albers' and O'Neil's annual base salaries were based upon the judgment of the Compensation Committee taking into account the factors described below.

        The Compensation Committee considered the difficulty and scope of the job, the individuals experience and competitive market pay levels when negotiating 2008 base salaries.

        The amount of base salary paid to our Named Executive Officers is shown in the Summary Compensation Table on page 25.

Performance-Based Incentive Cash Bonus

        The incentive cash bonus is intended to reward behavior and results that assist in meeting the Company's business, strategic and financial goals. Performance criteria are set annually and may include Company business objectives, Company earnings or other financial criteria applicable to the executive, the Company or both. Discretionary bonuses are made entirely at the discretion of the Compensation Committee.

Performance-Based Incentive Cash Bonuses—2006

        For 2006, there were three components to the performance-based incentive bonus: (1) 50% of the total bonus opportunity was based on the achievement of earnings versus budget (earnings being measured by EBITDA (earnings before interest, taxes depreciation and amortization)); (2) successful management of inventory levels, cash needs, and legal expenses; and (3) individual performance versus annual objectives. The maximum bonus amount that may have been earned ranged from 40% to 100% of base salary. Each of the Named Executive Officers for 2006 were awarded the maximum amount.

Performance-Based Incentive Cash Bonuses—2007

        For fiscal year 2007, the Compensation Committee approved the Heelys, Inc. Annual Incentive Plan (the "Incentive Bonus Plan"). The Incentive Bonus Plan was designed with the intent to eliminate or minimize the need for the award of a discretionary bonus. The Compensation Committee recognized, however, that unusual circumstances might occur that prevented payment of appropriate awards to a few key eligible employees. In recognition of truly extraordinary performance, occasional discretionary bonus awards may be appropriate and granted by the Compensation Committee. A discretionary bonus is primarily intended to provide a means of redressing inequities in annual performance bonus award determinations or to reward exemplary performance on a very limited basis. The awarding of a discretionary bonus is made entirely at the discretion of the Compensation Committee.

        The Compensation Committee established the performance goals for the 2007 performance period by reference to the growth in diluted earnings per share, (as determined in accordance with generally accepted accounting principles), for the fiscal year ended December 31, 2007 over diluted loss per share for the fiscal year ended December 31, 2006. The following schedule details the performance goals (growth in diluted earnings per share) and the potential payments (performance-based cash incentive bonus) for the 2007 performance period for our Named Executive Officers.

	Potential Payments Under Non-Equity Incentive Plan Awards(1) for 2007($)
		Target	Maximum
Name	Less than 10% Growth in Diluted EPS	20% Growth in Diluted EPS	30% Growth in Diluted EPS
Michael G. Staffaroni	$0	$300,000	$600,000
Michael W. Hessong	0	115,500	231,000
Patrick F. Hamner	0	115,500	231,000

(1)
No performance bonus was earned if the growth in diluted earnings per share was less than 10%. The maximum amount of performance bonus was earned if the growth in diluted earnings per share was 30% or greater. If the growth in diluted earnings per share was greater than 10% but less than 15%; or greater than 15% but less than 20%; or greater than 20% but less than 30%, an interpolated amount of performance bonus was earned. The maximum amount that could be earned ranged from 70% to 150% of base salary and was capped at two times the target performance bonus amount. There was no threshold or minimum payout amounts.

        Because the growth in diluted earnings per share was less than 10% no incentive cash bonuses were earned by any of the Named Executive Officers for 2007. The Compensation Committee did not grant any discretionary bonuses to the Named Executive Officers for 2007.

Performance-Based Incentive Cash Bonuses—2008

        As part of Mr. Carroll's negotiated employment agreement as our Chief Executive Officer and President, Mr. Carroll received a one-time bonus of $65,000.

        As part of their negotiated employment agreements Ms. Peterson, Mr. Albers and Mr. O'Neil were eligible to receive discretionary bonuses in amounts determined by the Company's Board or Compensation Committee.

        The amount of bonus paid to our Named Executive Officers is shown in the "Non-Equity Incentive Plan Compensation" column of the Summary Compensation Table on page 25.

Equity Based Compensation Awards

        Equity based incentive compensation is intended to align the interests of the Company's executives with the interests of the stockholders. We believe that it also allows the Company to attract able individuals and to provide a means whereby those individuals, upon whom the responsibilities of the successful administration and management of the Company are of importance, can acquire and maintain stock ownership, reinforcing their concern for the welfare of the Company. We do not currently have an established plan of granting stock options on a regular or on-going basis. The Compensation Committee may, if deemed necessary and desirable, grant equity-based compensation awards to any officer or employee of the Company for such number of shares of common stock as the Compensation Committee may deem to be in the best interest of the Company. Equity grants are made at the discretion of the Compensation Committee.

        No equity based incentive awards were granted to Named Executive officers in 2007.

        The following equity based compensation awards were granted to Named Executive Officers in 2008:

Name	Option Awards (#)(1)
Donald K. Carroll(2)	200,000
Lisa K. Peterson(2)	100,000
William D. Albers	50,000
John W. O'Neil(3)	35,000

    (1)
    See Outstanding Equity Awards at Fiscal Year-End Table on page 28 for further information.

    (2)
    Stock options granted to Mr. Carroll and Ms. Peterson pursuant to their respective employment agreements.

    (3)
    Mr. O'Neil was granted 15,000 options in the prior year.

Retirement Program

        Our executive officers are eligible to participate in the same qualified retirement program available to most of our other employees. The program consists of a 401(k) plan.

        For 2006, the Company elected to make a matching contribution on behalf of each eligible employee who was employed by us on December 31, 2006 of 100% of each eligible employee's salary deferral contributions to the 401(k) plan limited to 6% of any such employee's contribution for the year.

        Because it was determined that our 401(k) plan was top heavy for the 2007 plan year, the Company elected to make a contribution for 2007 of 3% of eligible wages for all eligible non-key employees who were employed by us on the last day of the 2007 plan year, regardless of whether any such employee elected to contribute to the 401(k) plan during the 2007 year. Although not required, the Company elected to make discretionary contributions for the 2007 plan year for each of our Named Executive Officers.

        Effective January 1, 2008, the Company amended its 401(k) Plan to include a Safe Harbor Match Contribution. The Company has made a matching contribution equal to 100% of an employee's deferral contributions which did not exceed 3% of the employee's compensation, plus 50% of an employee's deferral contributions that exceed 3%, but do not exceed 5%.

        The incremental value of benefits provided to the Named Executive Officers under this program is included in the "All Other Compensation" column of the Summary Compensation Table on page 25.

Perquisites and Other Personal Benefits

        Messrs. Staffaroni and Hessong were reimbursed for insurance premiums for life insurance policies for their respective benefit. Coverage amounts were $500,000. Mr. Hamner was added to this program in 2007.

        Mr. Albers has relocated to China to manage our representative office in Qingdao. As long as Mr. Albers is employed by the Company or one of its affiliates and living in China (or outside the United States, at the request of the Company), Mr. Albers will receive an annual ex-patriot adjustment of 35% of his annual base salary.

        Mr. O'Neil has relocated to Belgium to manage our international operations. Mr. O'Neil's annual base salary is subject to adjustment each calendar quarter during the term of his employment agreement to ensure that he has received during each calendar quarter a Euro net equivalent of US$6,625.46 per month after certain deductions from Mr. O'Neil's salary, and the Company will reduce Mr. O'Neil's base salary by the amount of any housing allowance the Company pays or has paid on Mr. O'Neil's behalf.

        In 2008, Messrs. O'Neil and Albers, pursuant to their employment agreements, were reimbursed for certain expenses related to domicile in foreign countries. These expenses included travel to the United States, automobile lease expenses, housing expenses and gross up of wages for payment of personal income taxes.

        The value of these benefits is included in the "All Other Compensation" column of the Summary Compensation Table on page 25.

Equity Award Grant Policy

        In June 2006, the Company adopted the 2006 Stock Incentive Plan. The 2006 Stock Incentive Plan provides for the granting of equity awards in the form of stock options.

        Equity awards are granted at the discretion of the Compensation Committee. New employees below the director level generally must reach their first anniversary of employment prior to being eligible for an equity award grant. New employees working at or above the director level and all new members of the Board generally would be eligible for immediate grant of stock options upon employment with the Company or upon joining the Board. The granting of equity awards will be targeted to occur on the last trading day of the second month of each fiscal quarter.

        As of April 15, 2009, there were 1,104,283 shares of our common stock remaining available that may be granted to employees, consultants and nonemployee directors of the Company under the 2006 Stock Incentive Plan. Stockholder approval would be necessary to increase the number of shares available for stock option grants.

Compliance with Section 162(m) of the Internal Revenue Code

        Section 162(m) of the Internal Revenue Code limits the deductibility of compensation in excess of $1 million paid to certain executive officers, unless such compensation qualifies as "performance-based compensation." Among other things, in order to be deemed performance-based compensation for Section 162(m) purposes, the compensation must be based on the achievement of pre-established, objective performance criteria and must be pursuant to a plan that has been approved by the Company's stockholders. We expect that all compensation paid in 2006, 2007 and 2008 to the executive officers under the plans and programs described above will qualify for deductibility, either because the compensation is below the threshold for non-deductibility provided in Section 162(m) or the compensation qualifies as performance-based compensation.

EXECUTIVE COMPENSATION TABLES

        The following Summary Compensation Table sets forth information concerning the compensation paid to or earned by: (i) the Chief Executive Officer, (ii) the Chief Financial Officer and (iii) the Company's other Named Executive Officers listed below. We refer to the individuals listed in the table below as the "Named Executive Officers" throughout this Proxy Statement. The compensation described in this table does not include medical, group life insurance or other benefits that are generally available to all of our salaried employees.

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Option Awards ($)(6)	Non-Equity Incentive Plan Compensation ($)(7)	All Other Compensation ($)(8)	Total ($)
Donald K. Carroll(1)	2008	$281,250	$56,684	$70,769	$9,200	$417,903
Chief Executive Officer
Ralph T. Parks(2)	2008	141,000	7,125	—	22,000	170,125
Interim Chief Executive Officer
Michael G. Staffaroni(3)	2008	34,872	386,547	—	495,329	916,748
Chief Executive Officer	2007	400,000	179,898	—	7,565	587,463
	2006	238,000	87,614	238,000	14,015	577,629
Lisa K. Peterson	2008	121,314	21,058	34,808	—	177,180
Chief Financial Officer
Michael W. Hessong(4)	2008	96,250	84,725	—	16,272	197,247
Chief Financial Officer	2007	231,500	223,025	—	7,370	461,895
	2006	165,625	110,181	121,250	19,820	416,876
Patrick F. Hamner(5)	2008	77,000	393,826	—	88,010	558,836
Senior Vice President	2007	231,500	413,285	—	6,750	651,535
	2006	129,769	209,743	129,769	6,990	476,271
William D. Albers	2008	145,000	180,840	29,000	148,071	502,911
Vice President, Sourcing
John W. O'Neil	2008	145,000	24,746	29,000	130,090	328,836
Vice President, International

(1)
Mr. Carroll served as our Senior Vice President of Marketing from January 2008 and then as our Chief Executive Officer and President from May 20, 2008 to February 10, 2009 at which time Mr. Carroll resigned.

(2)
Ralph T. Parks has served as one of our directors since January 30, 2008 and served as our Interim Chief Executive Officer from February 1, 2008 until May 20, 2008. We paid Mr. Parks $141,000 for his services as our Interim Chief Executive Officer.

(3)
Michael G. Staffaroni resigned as our Chief Executive Officer and President effective February 1, 2008.

(4)
Michael W. Hessong resigned as our Chief Financial Officer and Vice President effective May 13, 2008.

(5)
Patrick F. Hamner has served as one of our directors since May 2000 and was our Chairman of the Board until August 21, 2007. Mr. Hamner became a full-time employee of our company in May 2006 and was one of our Senior Vice Presidents until May 1, 2008 at which time Mr. Hamner resigned. Mr. Hamner continues to be a member of our Board. Effective as of April 30, 2008, we entered into a consulting agreement with Mr. Hamner. The consulting agreement with Mr. Hamner will terminate on June 30, 2010, unless terminated earlier or the parties agree to extend the term of the consulting agreement.

(6)
Dollar amounts in the Option Awards column reflect the compensation expense recognized by the Company for financial statement reporting purposes with respect to stock options during the fiscal year in accordance with SFAS 123R. For a discussion of the assumptions made in the valuation reflected in the Option Awards column, refer to Note 15 to the Company's consolidated financial statements for the fiscal year ended December 31, 2008 in the Company's Form 10-K filed with the Securities and Exchange Commission on March 31, 2009. The Company recognizes compensation expense using the straight-line method over the period during which an employee is required to provide service in exchange for the award (the requisite service period). No compensation expense is recognized for equity instruments for which employees do not render the requisite service. Because the stock options granted to Mr. Carroll were not vested at the time of his resignation as or Chief Executive Officer and President on February 10, 2009 the requisite service was not fully rendered; at the time of his resignation all previously recognized compensation expense was reversed is the first quarter of 2009.

(7)
Amounts consist of cash incentive compensation awards earned for services rendered in 2006, 2007 and 2008. The amounts were paid pursuant to performance-based incentive cash bonus programs described in "Compensation Discussion and Analysis—Compensation Elements—Performance-Based Incentive Cash Bonus."

(8)
The amounts in this column are explained in the Other Compensation Table that follows the Summary Compensation Table.

        The following table reflects the items included in the "All Other Compensation" column of the Summary Compensation Table shown above.

OTHER COMPENSATION TABLE

Name	Year	401(k) ($)	Auto ($)(1)	Life Insurance Premium ($)(2)	Severance (3)	Consulting Fees(4)	Other ($)(5)	Total
Donald K. Carroll	2008	$9,200	$—	$—			$—	$9,200
Ralph T. Parks	2008	—	—	—	—	—	22,000	22,000
Michael G. Staffaroni	2008	2,559	—	—	492,770	—	—	495,329
	2007	6,750	—	815	—	—	—	7,565
	2006	13,200	—	815	—	—	—	14,015
Michael W. Hessong	2008	6,500	—	—	9,772	—	—	16,272
	2007	6,750	—	620	—	—	—	7,370
	2006	13,200	6,000	620	—	—	—	19,820
Patrick F. Hamner	2008	3,444	—	—	9,106	75,460	—	88,010
	2007	6,750	—	—	—	—	—	6,750
	2006	3,240	3,750	—	—	—	—	6,990
William D. Albers	2008	8,441	—	—	—	—	139,630	148,071
John W. O'Neil	2008	9,086	—	—	—	—	121,004	130,090

(1)
In 2006, each of Mr. Hessong and Mr. Hamner received $500 per month for the use and maintenance of a personal car or truck. Effective January 1, 2007, the Company terminated the car allowance benefit.

(2)
Reimbursement for insurance premiums for life insurance policies for the respective benefit of the Named Executive Officer. Coverage amounts are $500,000. Mr. Hamner was added to this program in 2007.

(3)
On February 1, 2008, we entered into a severance agreement with Mr. Staffaroni. Under the severance agreement, Mr. Staffaroni was entitled to receive $466,667, payable in ten semi-monthly installments of $16,666.67 beginning six months after the date of the severance agreement, followed by one lump sum payment of $300,000 payable in January 2009 and up to 14 months of reimbursements for health and life insurance. The amount in the table above, for Mr. Staffaroni, includes his full severance amount of $466,667, $12,000 of reimbursements for health and life insurance and $14,103 payment for earned by unused vacation at time of resignation. Amounts reported in the table above for Mr. Hamner and Mr. Hessong are for payment for earned but unused vacation time at time of resignation.

(4)
Effective as of April 30, 2008, Mr. Hamner resigned as our Senior Vice President and entered into a consulting agreement with the Company. Amount reported in the table above was paid to Mr. Hamner for his consulting services.

(5)
Amount reflected in the table above for Mr. Parks was for his services as one of our Directors ($16,500 for serving on our Board and $5,500 for attendance at Board and committee meetings). Amount reflected in the table above for Mr. Albers includes $50,751 base salary adjustments, $45,407 housing allowance, $14,631 of travel expenses, $28,841 gross up of wages for payment of taxes. All amounts were paid pursuant to Mr. Albers' employment agreement and are directly related to his relocation to China to manage our representative office in Qingdao. Amount reflected in the table above for Mr. O'Neil includes $46,477 base salary adjustments, $32,790 commission paid on the sale of Mr. O'Neil's residence in the United States, $11,680 of travel expenses, $2,800 automobile lease expense, $10,258 housing expense and $16,999 gross up of wages for payment of taxes. All amounts were paid pursuant to Mr. O'Neil's employment agreement and are directly related to his relocation to Belgium to manage our international operations.

        The following table sets forth information concerning equity awards for each Named Executive Officer that remained outstanding as of December 31, 2008.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	Option Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options(#) Exercisable(1)	Number of Securities Underlying Unexercised Options(#) Unexercisable	Option Exercise Price($)	Option Expiration Date
Donald K. Carroll(2)	03/06/08	—	100,000	4.26	03/06/18
Donald K. Carroll(2)	08/29/08	—	100,000	5.07	08/29/18
Ralph T. Parks	03/06/08	—	20,000	4.26	03/06/18
Michael G. Staffaroni(3)	06/23/06	34,375	123,751	4.05	06/23/16
Lisa K. Peterson	08/29/08	—	100,000	5.07	08/29/18
Patrick F. Hamner(4)	06/23/06	493,749	296,251	4.05	06/23/16
Jerry R. Edwards	05/30/08	—	20,000	4.39	05/30/18
William D. Albers	08/29/08	—	50,000	5.07	08/29/18
John W. O'Neil	08/31/07	3,750	11,250	9.23	08/31/17
John W. O'Neil	08/29/08	—	35,000	5.07	08/29/18

(1)
Stock options granted June 23, 2006 vest and become exercisable in 48 equal monthly installments beginning on the first anniversary date of the option grant. Stock options granted subsequent to June 23, 2006 vest and become exercisable in four equal installments on each successive anniversary date of grant.

(2)
Effective February 10, 2009, Mr. Carroll resigned as our Chief Executive Officer and President. All unexercisable options outstanding as of December 31, 2008 were cancelled upon his resignation.

(3)
Effective February 1, 2008, Mr. Staffaroni resigned as our Chief Executive Officer and President and as a Director. At that time, the Company entered into a consulting agreement with Mr. Staffaroni for a term of one year, with an option to renew or extend the consulting agreement. As consideration for consulting services, Mr. Staffaroni's options continued to vest during the term of the consulting agreement pursuant to the terms and provisions of the 2006 Stock Incentive Plan. The consulting agreement was not renewed or extended. Subsequent to December 31, 2008, 6,875 of additional shares vested and all unvested stock options (116,876) were cancelled. Mr. Staffaroni has three months, from the date of termination of the consulting agreement, to exercise vested options.

(4)
Mr. Hamner was a full-time employee of our company, as one of our Senior Vice Presidents, from May 2006 until May 1, 2008 when he resigned. In connection with his employment, in June 2006 Mr. Hamner was granted 790,000 stock options. Pursuant to the Heelys, Inc. 2006 Stock Incentive Plan, the stock options previously granted to Mr. Hamner will continue to vest so long as Mr. Hamner is a member of our Board of Directors.

OPTION EXERCISES

        This table provides information for the Named Executive Officers with respect to stock options exercised during 2008, including the number of shares acquired upon exercise and the value realized each before payment of any applicable withholding taxes.

Name	Number of Shares Acquired on Exercise(#)	Value Realized on Exercise($)
Michael G. Staffaroni	171,874	$142,327
Michael W. Hessong	198,853	168,155

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE-IN-CONTROL

Employment Agreement

        We entered into an employment agreement with Mr. Carroll in July 2008. We entered into an employment agreement with Ms. Peterson in August of 2008. We entered into new employment agreements with Mr. Albers and Mr. O'Neil in October of 2008. Each of the employment agreements is subject to an automatic annual one-year renewal, unless either we or the employee provides 90-day advance notice of termination before the end of the employee's term. The employment agreements entitle the executives to receive certain payments, depending on the manner in which he or she is terminated.

        If the executive's employment is terminated by the executive's disability, by the company for cause (as defined in the employment agreements), by the executive upon notice of non-renewal, by the executive at any time without good reason (as defined in the employment agreements), or by the company upon notice of non-renewal, the employee is not entitled to receive payment of any severance benefits (as defined in the employment agreements). The employment agreements, however, entitle terminated employees, including those employees terminated by reason of the foregoing, to receive any unpaid salary, bonuses, reimbursable expenses, or benefits, as well as an amount equal to all unused vacation pay.

        If the executive is terminated for good reason or without cause, each of the respective employment agreements entitle the respective executive to receive an amount equal to his/her base salary for a period of six months (one year for Mr. Carroll), plus an additional period equivalent to four weeks for every year of his/her service to the company in excess of five years, to be capped at 78 weeks of base salary severance. The company will pay the severance benefits in accordance with the company's normal payroll policies. If the executive accepts employment with another employer following his/her termination, the severance payments will be reduced to the difference (if any) between the executive's base salary as of the termination date and the executive's base compensation with such new employer, and such modified payments will be made in equal installments during the remainder of the severance period (as defined in the employment agreements). In addition, the executive will be reimbursed for the cost of the monthly health insurance premiums payable by such executive to maintain coverage for such executive and his/her dependents for up to 18 months after his/her termination for good reason or without cause.

        If the executive is terminated without cause following a change of control (as defined in the employment agreements), he or she is entitled to receive an amount equal to his/her base salary for a period of one year plus a period equivalent to one month for every year of his/her service to the company in excess of five years. Such amounts will be paid in accordance with the company's normal payroll policies. In addition, the executive will be reimbursed for the cost of the monthly health insurance premiums payable by such executive to maintain coverage for such executive and his/her dependents for up to 18 months after his/her termination without cause following a change of control.

        In the event of an executive's death, his/her estate will be entitled to receive an amount equal to the executive's then current annual base salary for a period of nine weeks, paid in accordance with the company's normal payroll policies.

        Before receiving any of the payments described above, the executive must sign a general release that releases any and all claims the executive may have against the company. Each employment agreement prohibits the executive from disclosing our confidential or proprietary information. Such agreements also contain certain non-competition and non-solicitation provisions which restrict the executive during the term of his employment and for a period of one year (and a period of 18 months for the non-solicitation and no-hire of employees and persons having a business relationship with the company) after the date of termination of his/her employment.

        If Mr. O'Neil or Mr. Albers terminates his employment for good reason, or if the company terminates either of them for any reason other than cause, the employment agreements governing such executives entitle each of them to reimbursement of up to $15,000 for any airfare and relocation expenses necessary to return to the United States if they are employed at such time in Belgium and China, respectively. In addition, Mr. O'Neil is entitled in the event of such termination to payment or reimbursement for the lease on his personal residence in Belgium for the lesser of one year or the remainder of the then current term on his lease.

        The stock option awards were granted to the Named Executive Officers under our 2006 Stock Incentive Plan. These awards, in accordance with the terms and conditions of the 2006 Stock Incentive Plan, provide for accelerated vesting upon a change of control.

        The following table illustrates the benefits that would be received by the Named Executive Officers assuming a hypothetical termination without cause occurring on the last business day of 2008.

Termination Without Cause

Name	Salary Continuation(1)($)	Health Insurance(2)($)	Total($)
Donald K. Carroll	$300,000	$15,000	$315,000
Lisa K. Peterson	125,000	24,000	149,000
William D. Albers	72,500	23,000	95,500
John W. O'Neil	72,500	14,000	86,500

(1)
For Mr. Carroll, salary continuation benefits include an amount equal to annual base salary plus one month of base salary for each year of completed service in excess of five years. For all other officers, salary continuation benefits include an amount equal to six months pay plus four weeks of base salary for each year of completed service in excess of five years.

(2)
The amount shown above is the estimated current cost of health insurance premiums to maintain coverage for the Named Executive Officer and their dependents for 18 months.

        The following table illustrates the benefits that would be received by the Named Executive Officers assuming a hypothetical change-in-control occurring on the last business day of 2008.

Change-In-Control

Name	Salary Continuation(1)($)	Stock Option Acceleration(2)($)	Health Insurance(3)($)	Total($)
Donald K. Carroll	$300,000	$—	$15,000	$315,000
Lisa K. Peterson	250,000	—	24,000	274,000
William D. Albers	145,000	—	23,000	168,000
John W. O'Neil	145,000	—	14,000	159,000

(1)
Salary continuation benefits include an amount equal to annual base salary plus one month of base salary for each year of completed service in excess of five years (including service as a member of our Board of Directors).

(2)
Calculated as the intrinsic value per option, multiplied by the number of options that become immediately vested upon a change in control. The intrinsic value per option is calculated as the excess of the closing market price of Heelys common stock on December 31, 2008 of $2.27 per share over the exercise price of the option. The market price of the Company's stock at December 31, 2008 was less than the exercise price for all options granted to-date resulting in no intrinsic value for these options. The following number of options would have immediately vested upon change of control:

Name	Number of Options
Donald K. Carroll	200,000
Lisa K. Peterson	100,000
William D. Albers	50,000
John W. O'Neil	46,250
(3)
Estimated current cost of the health insurance premiums to maintain coverage for the Named Executive Officer and their dependents for 18 months.

        The following table illustrates the benefits that would be received by the Named Executive Officers assuming a hypothetical death or disability occurring on the last business day of the fiscal year ended December 31, 2008.

Death or Disability

Name	Salary Continuation(1)($)	Total($)
Donald K. Carroll	$51,923	$51,923
Lisa K. Peterson	43,269	43,269
William D. Albers	25,096	25,096
John W. O'Neil	25,096	25,096

(1)
Salary continuation benefits include an amount equal to nine weeks of executive's base salary, payable in installments in accordance with the normal payroll policies of the Company.

AUDIT COMMITTEE REPORT

        The following is the report of the Audit Committee with respect to the Company's audited financial statements presented in its Annual Report on Form 10-K for the fiscal year ended December 31, 2008, which include the consolidated balance sheets of the Company as of December 31, 2008 and 2007, and the related consolidated statements of operations, stockholders' equity and comprehensive income(loss) and cash flows for each of the three years in the period ended December 31, 2008, and the notes thereto.

        For fiscal year 2008, the Audit Committee of the Board of Directors was composed of Samuel B. Ligon, Richard E. Middlekauff and Jerry R. Edwards, all of whom have been determined by the Board to be independent as defined by Rule 4200(a)(15) of The Nasdaq Marketplace Rules and Rule 10A-3(b)(1) under the Securities Exchange Act of 1934.

        The Audit Committee acts under a written charter approved by the Board. A complete copy of the Audit Committee's charter is posted on the Investor Relations page at the Company's website at www.heelys.com. As stated in its charter, the Audit Committee assists the Board in monitoring the integrity of the Company's financial statements and independent registered public accounting firm's qualifications and independence. In carrying out these responsibilities, the Audit Committee met with the Company's management periodically to consider the adequacy of the objectivity of its financial reporting. The Audit Committee discussed these matters with Deloitte & Touche LLP, the Company's independent registered public accounting firm, and with the appropriate financial personnel.

        The Audit Committee reviewed with management and the independent registered public accounting firm the Company's 2008 audited financial statements and met with both management and the independent registered public accounting firm to discuss and review those financial statements and reports prior to issuance. Management has the primary responsibility for the Company' financial statements and the overall reporting process, including the Company's system of internal controls over the financial reporting. Management has represented and Deloitte & Touche LLP has indicated in its opinion to the Audit Committee that the financial statements were prepared in accordance with generally accepted accounting principles and fairly present, in all material respects, the financial condition and results of operations of the Company.

        The Audit Committee also received from, and discussed with, the independent registered public accounting firm the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees). These items relate to that firm's independence from the Company. As part of its efforts to ensure the independence of Heelys' independent registered public accounting firm, the Audit Committee maintains a policy requiring the pre-approval by the Audit Committee of all services to be provided by the independent registered public accounting firm, and reviews all services actually performed by the independent registered public accounting firm in connection with its discussions regarding the independent registered public accounting firm's continued independence. The Audit Committee also discussed with the independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards Nos. 61 and 90 (Communication with Audit Committees), which include, among other items, matters related to the conduct of the audit of the Company's financial statements.

        Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for filing with the Securities and Exchange Commission.

MEMBERS OF THE AUDIT COMMITTEE Samuel B. Ligon, Chairman Richard E. Middlekauff Jerry R. Edwards

COMPENSATION COMMITTEE REPORT

        The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. Based on our review and discussion with management, we have recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's 2008 Annual Report on Form 10-K.

MEMBERS OF THE COMPENSATION COMMITTEE Gary L. Martin, Chairman Samuel B. Ligon Ralph T. Parks Richard E. Middlekauff

        Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Audit Committee Report and Compensation Committee Report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission; nor will such information be incorporated by reference into any of those prior filings, nor will such report be incorporated by reference into any future filings made by the Company under those statutes.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Since January 1, 2008, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or are to be a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our common stock, or an immediate family member of any of the foregoing, had or will have a direct or indirect interest other than:

  •
  employment agreements with certain executive officers, which are discussed above under the caption "Executive Compensation;"

  •
  compensation paid to Ralph T. Parks and Jerry R. Edwards for their service as a director, which is discussed above under the caption "Director Compensation;" and

  •
  the transactions described below.

Agreement with Michael W. Hessong

        In connection with Mr. Carroll's resignation as our Chief Executive Officer and President, and by letter agreement dated February 9, 2009 (the "Agreement"), Michael W. Hessong agreed to serve as Interim Chief Executive Officer and President of the Company beginning February 11, 2009. Mr. Hessong served as the Company's Chief Financial Officer from December 2000 to May 2008, and as the Company's Vice President—Finance, Treasurer, and Secretary from May 2006 to May 2008. Pursuant to the Agreement, Mr. Hessong will receive $35,000 for each month of service. He initially served a term of two months, which was extended on a month to month basis by the mutual consent of Mr. Hessong and the Company. Either of Mr. Hessong or the Company may terminate the Agreement upon 30 days written notice. The Agreement does not provide Mr. Hessong with any employee benefits, but the Company will reimburse him for his routine business expenses.

Agreement with Donald K. Carroll

        Mr. Carroll served as our Chief Executive Officer and President from May 20, 2008 to February 2009. Effective February 10, 2009, Mr. Carroll resigned as our Chief Executive Officer and President.

On February 10, 2009, we entered into a Severance and General Release Agreement (the "Severance Agreement") with Mr. Carroll in connection with his resignation.

        Under the Severance Agreement, Mr. Carroll is entitled to receive a sum of $150,000.00, payable in equal semi-monthly installments over the course of a six month period beginning on the first payroll period date after the date of the Severance Agreement and up to 6 months of reimbursements for health insurance. The Severance Agreement also provides for (1) reimbursement of Mr. Carroll's business expenses, (2) payment for Mr. Carroll's accrued and unused vacation and personal days in accordance with the Company's policies, and (3) a release by Mr. Carroll of certain claims. The Severance Agreement does not modify the restrictive covenants in Mr. Carroll's employment agreement with the Company, including the provisions regarding confidentiality, non-competition, non-solicitation, media statements, and non-disparagement.

Agreement with Patrick F. Hamner

        Mr. Hamner has served as one of our directors since May 2000 and as our Senior Vice President from May 2006. Effective as of April 30, 2008, Mr. Hamner resigned his position as our Senior Vice President, and entered into a consulting agreement with the Company. The consulting agreement will terminate on June 30, 2010, unless terminated earlier or the parties agree to extend the term. Under the consulting agreement, Mr. Hamner will provide the Company (i) consulting services relating to mergers and acquisitions, (ii) support services in connection with the prosecution or defense of any pending or future litigation, arbitration, business, or investigatory matter relating to the Company, and (iii) other services agreed upon by the parties. The primary compensation under the consulting agreement shall be (i) a fee for merger and acquisition services to be paid in 25 monthly installments of $10,780 per month beginning June 30, 2008, (ii) success fees more fully described in the consulting agreement and equal to varying percentages of the total value of certain mergers or acquisitions originated by the Mr. Hamner, (iii) a fee of $125 per hour (up to a maximum of $1,000 per day) for litigation support services rendered, and (iv) a fee of $125 per hour (up to a maximum of $1,000 per day for actual time billed) for services rendered for matters other than merger and acquisition services or litigation support. The Company will also reimburse Mr. Hamner for his expenses incurred in connection with the performance of his services under the consulting agreement.

        In connection with Mr. Hamner's employment, in June 2006 he was granted 790,000 stock options with an exercise price of $4.05 each, which was the fair value of the underlying common stock at the grant date. The Company determined the fair value of its common stock as of June 23, 2006, the date of grant of such options, utilizing the methodologies and procedures set forth in the AICPA Practice Aid for the Valuation of Privately-Held Company Equity Securities Issued as Compensation. The value of the Company's common stock was based upon a number of significant factors, assumptions and methodologies. These factors included recent sales and negotiations for sales of the Company's common stock, the timing of such transactions, the Company's discounted value of estimated future cash flows, valuations of comparable companies and transactions and the Company's expected value as a public company. The value indications derived from the various methodologies were correlated into a single value by "weighting" each value indication, applied a lack of marketability discount and further decreased the value per share by the dilution to the value that would be realized by a Company stockholder by virtue of the June 2006 option issuances. Between June 23, 2006 and the date of the Company's initial public offering, several events occurred that the Company believed contributed to the increase in the fair value of the Company's common stock. These events included, among others, the Company's increased earnings and the Company's ability to exceed internally projected sales targets after July 2006. The options granted to Mr. Hamner were valued at $2.04 per share. Valued was determined using the Black-Scholes option pricing model using the following assumptions: (1) expected volatility of 44.27%; (2) dividend yield of 0%; (3) risk-free interest rate of 5.21%; and (4) expected life of 6.25 years. Expected volatility was estimated using the historical volatility of comparable public companies. The risk-free interest rate was based on the U.S. Treasury yield curve in effect at the time of the grant. Expected life was calculated using the simplified method as prescribed by the Securities and Exchange Commission's Staff Accounting Bulletin No. 107. Pursuant to the Heelys, Inc. 2006 Stock Incentive Plan, the stock options previously granted to Mr. Hamner will continue to vest in accordance with the Heelys, Inc. 2006 Stock Incentive Plan so long as Mr. Hamner is a member of the Company's Board of Directors.

Agreement with Ralph T. Parks

        Mr. Parks was appointed to serve as our Interim Chief Executive Officer on February 1, 2008 and a member of our Board on January 30, 2008. Mr. Parks was paid $2,000 per day to serve as our interim Chief Executive Officer and was reimbursed for reasonable business expenses incurred in connection with performance of services as our Interim Chief Executive Officer. Effective May 20, 2008, Donald K. Carroll was appointed as our Chief Executive Officer.

Agreement with Michael G. Staffaroni

        Mr. Staffaroni served as our Chief Executive Officer since January 2001, as our President since May 2006 and as one of our directors since August 2006. Effective February 1, 2008, Mr. Staffaroni resigned as our Chief Executive Officer, President and as a Director of our Company. On February 1, 2008, we entered into a Severance and General Release Agreement (the "Severance Agreement") with Mr. Staffaroni in connection with his resignation.

        Under the Severance Agreement, Mr. Staffaroni was entitled to receive $466,666.67, payable in ten semi-monthly installments of $16,666.67 beginning six months after the date of the Severance Agreement, followed by one lump sum payment of $300,000 payable in January 2009, up to 14 months of reimbursements for health and life insurance, and was paid for any unused vacation or personal days and any unreimbursed expenses. The Agreement provided for (i) mutual releases, (ii) the continuation of certain obligations of Mr. Staffaroni to the Company under his employment agreement with the Company, and (iii) modified the non-compete provision contained in such employment agreement to decrease from one-year to six-months the terms of his non-compete relating to competitive business activities other than those based on wheeled footwear products.

        Mr. Staffaroni also agreed to perform certain consulting services for the Company for one year with no additional compensation. During the term of such consulting relationship, options granted to Mr. Staffaroni will continue to vest in accordance with the Heelys, Inc. 2006 Stock Incentive Plan.

Agreement with CSVC

        CSVC, which is a wholly owned subsidiary of Capital Southwest Corporation, beneficially owns more than 5% of our outstanding common stock.

        In September 2006, we entered into an agreement with CSVC and certain of our other stockholders pursuant to which CSVC has the contractual right to designate (i) two persons to be included in management's slate of director nominees so long as it owns at least 15% of the outstanding shares of our common stock, and (ii) one such nominee so long as it owns at least 10%, but less than 15%, of the outstanding shares of our common stock. CSVC has designated Gary L. Martin and Jeffrey G. Peterson, both of whom are currently directors, as its designees for nomination to our Board.

        Mr. Martin is President and Chief Executive Officer of Capital Southwest Corporation. Mr. Peterson is a Vice President of Capital Southwest Corporation. Capital Southwest Venture Corporation is a wholly owned subsidiary of Capital Southwest Corporation.

Indemnification

        We have entered into an indemnification agreement with each of our directors and officers. A description of the indemnification available to our directors and officers under these agreements is discussed under the caption "Corporate Governance; Limitation of Liability and Indemnification."

Review and Approval Policy

        Pursuant to resolutions adopted by our Board on August 29, 2006, all transactions between the Company and its officers, directors, principal stockholders and their affiliates must be on terms no less favorable to the Company than could be obtained by the Company from unrelated third parties and must be approved by a majority of the outside independent and disinterested directors.

PRINCIPAL ACCOUNTING FEES AND SERVICES

        Deloitte & Touche LLP has been the Company's independent public accounting firm since 2000. The Audit Committee has not yet selected an independent accounting firm for the Company's fiscal year ending December 31, 2009, as it is considering soliciting requests for proposal from several independent accounting firms, including Deloitte & Touche LLP, in an effort to reduce the expense associated with the audit of the Company's financial statements. We expect representatives from Deloitte & Touche LLP will be present at the Annual Meeting, will have an opportunity to make a statement if they wish and will be available to respond to appropriate questions.

        Aggregate fees for professional services rendered by Deloitte & Touche LLP for the years ended December 31, 2007 and 2008 were as follows:

	2007	2008
Audit Fees	$807,195	$837,026
Audit-Related Fees	—	—
Tax Fees	26,729	2,554
All Other Fees	—	—

Total Fees	$833,924	$839,580

        Audit Fees are fees billed for professional services rendered for the audit of the Company's consolidated financial statements for the fiscal years ended December 31, 2007 and 2008. Audit Fees for 2007 includes fees billed for professional services rendered in connection with the proposed (and subsequently withdrawn) secondary offering by certain of our stockholders in the second quarter of 2007. Of the Audit Fees for the year ended December 31, 2007, $93,754 was directly related to the proposed secondary offering.

        Tax Fees are fees billed for professional services rendered in connection with tax compliance, tax advice and tax consulting.

        Under the Audit Committee's charter, the Audit Committee must pre-approve all audits and, as required by law or regulation, any non-audit services provided by the Company's independent auditors and must not engage the Company's independent auditors to perform the specific non-audit services proscribed by law or regulation. The Audit Committee may delegate pre-approval authority to one or more members of the Audit Committee, acting as a subcommittee or otherwise. The decisions of any member or members to whom pre-approval authority is delegated must be presented to the Audit Committee at its next scheduled meeting.

 OTHER BUSINESS

        The Board of Directors does not intend to present any business at the meeting other than the matters specifically set forth in this Proxy Statement and knows of no other business scheduled to come before the meeting. If any other matters are brought before the meeting, the persons named as proxies will vote on such matters in accordance with their judgment of the best interests of Heelys and its stockholders. The proxies solicited by Heelys will confer discretionary authority on the persons named therein as proxies to vote on any matter presented at the meeting of which the Board of Directors did not have knowledge a reasonable time before Heelys printed and mailed these proxy materials.

STOCKHOLDER PROPOSALS FOR 2010 ANNUAL MEETING

        If you intend to submit a stockholder proposal and request its inclusion in the 2010 proxy statement and form of proxy, such submission must be in writing and received by us no later than January 5, 2010. Any such proposal must comply with our By-Laws and the requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended.

        Section 13 of Article 2 of our By-Laws provides that stockholders seeking to bring business before an annual meeting of stockholders, or to nominate candidates for election as directors at an annual meeting of stockholders or a special meeting to elect directors, must provide us with timely written notice of their proposal. To nominate any candidate for election as a director at any annual meeting of stockholders to elect any directors, a stockholder's notice must be delivered to or mailed and received at our principal executive offices not less than 120 days before the date in the current year that corresponds to the date that we released our proxy statement to stockholders for the previous year's annual meeting. If, however, no meeting was held in the prior year, no proxy statement was released to stockholders for the prior year's meeting or the date of the annual meeting has been changed by more than 30 days from the date contemplated in the notice of annual meeting, notice by the stockholder in order to be timely must be received no later than the close of business on the 90th day before the date of the annual meeting or on the tenth day following the day on which the date of the annual meeting is first publicly announced or disclosed (including by sending or transmitting notice of the meeting), whichever is earlier. To be timely to nominate any candidate for election as a director at any special meeting of stockholders to elect any directors, a stockholder's notice must be delivered to and received at our principal executive offices no later than the tenth day following the day on which the date of the special meeting and the number of directors to be elected at that meeting is first publicly announced or disclosed.

        Our By-Laws also specify requirements as to the form and content of a stockholder's notice. Subject to the foregoing, our By-Laws specifically acknowledge CSVC's right to nominate directors in accordance with the agreement between CSVC and us.

 ANNUAL REPORT TO STOCKHOLDERS AND FORM 10-K

        Our 2008 Annual Report to Stockholders, including financial statements for the year ended December 31, 2008, accompanies this Proxy Statement. Stockholders who wish to obtain an additional copy of our Annual Report and/or a copy of the Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2008, may do so without charge by viewing these documents on our website at http://investors.heelys.com or by writing to: Corporate Secretary, Heelys, Inc., 3200 Belmeade Drive, Suite 100, Carrollton, Texas 75006.

By Order of the Board of Directors:
Michael W. Hessong Interim Chief Executive Officer
April 28, 2009

Annual Meeting of Stockholders

Friday, May 29, 2009

10:00 a.m. Central Daylight Saving Time

Crowne Plaza Hotel

14315 Midway Road, Addison, Texas 75001

PROXY

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF HEELYS, INC. (THE “COMPANY”) FOR USE ONLY AT THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2009 AND AT ANY ADJOURNMENT OR POSTPONEMENT THEREOF.

The undersigned hereby appoints Gary L. Martin and Lisa K. Peterson as proxies (the “Named Proxies”), each with the power to act alone and to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the other side of this proxy card, all shares of common stock of Heelys, Inc. held of record by the undersigned on April 15, 2009, at the Annual Meeting of Stockholders to be held on May 29, 2009, and at any adjournment or postponement thereof.

This proxy, when properly executed, will be voted as designated on the other side. If no choice is specified, this proxy will be voted “FOR” each of the nominees for the Board of Directors listed in Item 1 on the other side.  Also, by signing this proxy, you revoke all prior proxies and authorize the above Named Proxies to vote in their discretion upon such other business as may properly come before the meeting. The Company anticipates that no other business will be conducted at the meeting. The undersigned hereby acknowledges receipt of the proxy statement and notice for the Annual Meeting of Stockholders to be held May 29, 2009.

See reverse for voting instructions.

Please detach here

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF DIRECTORS.

PLEASE SIGN, DATE AND RETURN PROMPTLY.

1.	Election of directors:	01	Roger R. Adams	☐	FOR	☐	WITHHOLD authority
		02	Jerry R. Edwards		all nominees		to vote for nominees
		03	Patrick F. Hamner		(except as marked)
		04	Samuel B. Ligon
		05	Gary L. Martin
		06	Richard E. Middlekauff
		07	Ralph T. Parks
		08	Jeffrey G. Peterson

(Instructions: To withhold authority to vote for any indicated nominee(s), mark the “FOR” box above and write the number of the nominee(s) for whom you withhold authority to vote in the box provided to the right.)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES.

Address Change? Mark Box ☐ Indicate changes below:					Date

Signature(s) of Stockholder

Please sign exactly as your name(s) appears on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.